Exhibit 12

September 10, 2021

Board of Directors

Emerging Fuels Technology, Inc.

6024 S. 116th E. Ave.

Tulsa, OK 74146

To the Board of Directors:

We are acting as counsel to Emerging Fuels Technology, Inc. (the “Corporation”) with respect to the preparation and filing of an offering statement on Form 1-A. The offering statement covers the contemplated sale of up to 20,833,333 shares of the Corporation’s Non-Voting Common Stock, par value $0.000001 per share (the “Non-Voting Common Shares”), as well as the Corporation’s Common Stock, par value $0.000001 per share (the “Common Shares”), into which the Non-Voting Common Shares may convert.

In connection with the opinion contained herein, we have examined the offering statement, the second amended and restated certificate of incorporation (as amended), the third amended and restated bylaws (as amended), the minutes of meetings of the Corporation’s board of directors and shareholders, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

We are opining herein as to the effect on the subject transactions only of the laws of the State of Oklahoma, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, including federal law.

Based upon the foregoing, we are of the opinion that the Non-Voting Common Shares, and the Common Shares into which the Non-Voting Common Shares may convert, being sold pursuant to the offering statement are duly authorized and will be, when issued in the manner described in the offering statement, legally and validly issued, fully paid and non-assessable.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

We further consent to the use of this opinion as an exhibit to the offering statement.

Very truly yours,

COVEY LAW FIRM, PLLC

Michael L. Covey Jr.